UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2012

Republic Airways Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-49697	06-1449146
(Commission File Number)	(IRS Employer Identification No.)

8909 Purdue Road

Suite 300

Indianapolis, IN 46268

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code        (317) 484-6000

None.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07    Submission of Matters to a Vote of Security Holders.

At Republic Airways Holdings Inc.’s Annual Meeting of Stockholders held on August 1, 2012, four proposals were voted upon by the Company’s stockholders. A description of the proposals and a tabulation of the votes follows:

1.               The vote for election of seven directors to serve until the 2013 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified was as follows:

	For	Withheld	Broker Non-Votes
Bryan K. Bedford	33,322,902	783,749
Lawrence J. Cohen	33,361,761	744,890
Neal S. Cohen	33,448,176	658,475
Douglas J. Lambert	33,265,964	840,687
Mark L. Plaumann	33,362,418	744,233
Richard P. Schifter	33,420,487	686,164
David N. Siegel	33,385,623	721,028

2.	The advisory (nonbinding) vote to approve named executive officer compensation.

For	Against	Abstain	Broker Non-Votes
33,610,913	212,042	283,696	7,661,242

3.	The vote to ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for the year ending December 31, 2012.

For	Against	Abstain	Broker Non-Votes
40,747,384	938,224	82,285

4.	The vote to act upon the stockholder proposal to adopt a policy that the chairman of the Board of Directors be an independent director.

For	Against	Abstain	Broker Non-Votes
16,406,790	17,695,476	4,385	7,661,242

Item 8.01     Other Matters

The Company strives to follow best practices in corporate governance.  Accordingly, and based on a review of the governance risk indicators and the analysis of best practices included in the ISS Proxy Advisory Services report dated July 16, 2012, concerning  the Company’s Definitive Proxy Statement dated June 15, 2012, the Company has begun an evaluation of committee charters and corporate bylaws.  On July 31, 2012, the Board of Directors of the Company authorized the Nominating and Governance Committee to conduct a  review of the Company's corporate governance practices, policies and procedures including committee charters, independence matters and transparency of the Company's governance practices and disclosures.  After its review, the Committee may make recommendations for the Board of Directors of the Company to consider adopting in order to maintain the Company's high standard of governance.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.

By:	/s/ Timothy P. Dooley
Name: Timothy P. Dooley Title: Senior Vice President and Chief Financial Officer

Dated: August 3, 2012